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PROSPECTUS SUPPLEMENT                                                        File No. 333-52822
---------------------
(To Prospectus Supplement and Prospectus dated January 24, 2001)             Rule 424(b)(3)


                       Merrill Lynch & Co., Inc.


                      Medium Term Notes, Series B
               Due Nine Months or More from Date of Issue

                            Fixed Rate Notes

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Principal Amount:               $200,000,000

Commission:                     0.250%

Issue Price:                    100.00%

Proceeds:                       $199,500,000.00

Cusip Number:                   59018Y JC 6

Interest Rate:                  5.46000%

Original Issue Date:            May 7, 2001

Stated Maturity Date:           May 7, 2004

Interest Payment Dates:         Each May 7th and November 7th, commencing on November 7, 2001 until maturity, subject to following business day convention.
Repayment at the Option
of the Holder:                  The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:                 The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                           The Notes are being issued in fully registered book-entry form.

Trustee:                        The Chase Manhattan Bank

Underwriters:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                                and Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                                Pursuant to an agreement, dated May 2, 2001 (the "Agreement"), between the Company and the
                                Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                                Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                Underwriters                         Principal Amount of the Notes
                                ------------                         -----------------------------

                                Merrill Lynch, Pierce & Smith                  $190,000,000
                                            Incorporated
                                HSBC Securities (USA) Inc.                     $  5,000,000
                                Wachovia Securities, Inc.                      $  5,000,000
                                                                                  ---------
                                              Total                            $200,000,000

                                Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                          May 2, 2001



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